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                                                                      EXHIBIT 99

    CAT AND ASV Forge Ownership Agreement; Caterpillar To Acquire Interest in
                             Northern Minnesota Firm

     GRAND RAPIDS, Minn., Oct. 14 /PRNewswire/ -- One of the fastest growing companies in America, A.S.V., Inc. (Nasdaq: ASVI), may grow even faster thanks to an agreement that has the potential to significantly expand its dealer base, and provides the cash flow necessary for continued growth.

     ASV announced today an agreement with Caterpillar Inc. (NYSE: CAT), the world's largest manufacturer of construction equipment. Under the terms of the agreement, Caterpillar will acquire one million shares of ASV stock at $18 per share and warrants to acquire a majority ownership at $21 per share.

     Under the agreement, ASV products will gradually become available to Caterpillar's worldwide dealer network in more than 200 countries. ASV's Posi-Track (TM), a rubber-tracked work vehicle, moves over nearly any terrain with minimal damage to the ground, making it effective in numerous applications and industries.

     Upon closing, Caterpillar will place two members on ASV's board of eight directors, for a total of ten, and will make various management, financial and engineering resources available to ASV. ASV, which has achieved 14 consecutive record quarters, had sales of $24 million in 1997, and is on pace to do more than $40 million in 1998.

     "Many of the issues we've been working on--expanding our dealer network, cash flow, and meeting growing demand--will be solved with this agreement," said Gary Lemke, president of ASV. "We've known for 10 years that we're building, pound-for-pound, the best work vehicle in the world, and we're gaining awareness and customers every day. With Caterpillar behind us, we expect to push our company's momentum years ahead of schedule."

     Dick Benson, a Caterpillar vice president with administrative responsibilities for its Diversified Products Division, said ASV's rubber-tracked technology is what intrigued Caterpillar, and made an association with ASV attractive to Caterpillar.

     "ASV's undercarriage technology allows the Posi-Track to go over nearly any terrain with high flotation and very low ground pressure--there really is nothing like it on the market," Benson said. "By combining ASV's suspension system technology with Caterpillar's legendary track know-how, ASV will be ideally positioned to develop new business and new products around the world."

     The agreement, subject to regulatory and ASV shareholder approval, is expected to be finalized within 90 days. Upon completion, the two sides will introduce the Posi-Track to Caterpillar dealers, first in North America, then internationally.

     "We have a solid, growing base of dealers, but with Caterpillar, the Posi-Track could be available virtually everywhere," said Lemke. He added that the additional cash will be used to ramp up production of the Posi-Track, market products, and begin development of additional vehicles with Caterpillar.

     ASV, which has approximately 110 employees, was founded in 1983 by Lemke and Edgar Hetteen in the small village of Marcell, Minn. It moved to its current facility in Grand Rapids in 1995. Hetteen, now 78, also founded both Polaris Industries and Arctic Enterprises, the two largest snowmobile companies in the U.S.

     "I believe the market for the Posi-Track is much larger than the market for the snowmobile--likely well into billions of dollars," Hetteen said. "To now have Caterpillar behind
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us, many of the obstacles for developing those markets have been removed. It's an exciting time here, perhaps even more exciting than it was at Polaris and Arctic."

     With its patent-pending Maximum Traction and Support System (TM) undercarriage, ASV leads all rubber-tracked, low-ground pressure crawlers in technology and innovation. ASV is dedicated to quality, reliability and total customer satisfaction. More information on ASV can be found on its Web site at www.asvi.com.

     Caterpillar is the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Caterpillar posted record sales in 1997 of $18.93 billion.

     The statements regarding ASV Inc. contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "expects, " "anticipates," "believes," "could," or "plans," are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to ASV that could cause such material differences are discussed on pages 4 through 6 in the Management's Discussion and Analysis section of ASV's 1997 Annual Report to Stockholders, and ASV's 10-Q for the quarter ended June 30, 1998 under the caption Management's Discussion and Analysis. Additional factors include ASV's ability to obtain the necessary shareholder and regulatory approvals, consummate the transactions contemplated by the agreement with Caterpillar, successfully negotiate various financing, licensing and service agreements with Caterpillar and realize the anticipated benefits from the relationship with Caterpillar.

                             Background Information
                         All Season Vehicles, Inc. (ASV)

         The Company

         -- ASV designs, builds and markets the Posi-Track (TM), an all-season, rubber-tracked vehicle used primarily in construction, agriculture and landscaping.

         -- ASV was founded in 1983 by Gary Lemke, one of the top snowmobile dealers in the nation, and Edgar Hetteen, who also founded leading snowmobile manufacturers Polaris and Arctic Cat.

         -- Today, ASV's senior management team includes Gary Lemke, president; Edgar Hetteen, vice president; Tom Karges, chief financial officer and Brad Lemke, national product manager.

         -- ASV employs about 110 people at its headquarters in Grand Rapids, Minnesota.

         Posi-Track

         -- Its most popular and successful product, the Posi-Track, comes in nine different models and accounts for 98% of ASV's current sales.
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         -- Posi-Tracks perform the functions of skid-steer loaders, small dozers and small tractors, and have sold well in the markets for such vehicles, like construction, agriculture and landscaping. In these markets, it competes with traditional skid-steer and tractor manufacturers such as Bobcat, Case, Dehl and John Deere.

         -- However, the Posi-Track is much more versatile than these other work vehicles because:

     1) its rubber tracks allow it to operate on any terrain, be it wet, steep, fragile or rough;

     2) its patent-pending undercarriage system exerts only two pounds per square inch of ground pressure (less than a human);

     3)   its undercarriage system is maintenance free; and

     4) its quick-attach mechanism allows it to use a variety of attachments, including loaders, backhoes, augers and planers.

     -- So unlike other work vehicles, the Posi-Track is at home in muddy, boggy or soft conditions, where it won't sink into the ground, or on the golf course, where it leaves minimal turf disturbance on greens and fairways.

     -- Due to its versatility and wide range of applications, there are many other markets for the Posi-Track that remain to be tapped.

     Unique Applications

     -- Military -- After being equipped with remote control units, Posi-Tracks have been extremely successful in the removal of unexploded ordnances (ammunition and bombs that have not detonated), where the work in bombing grids too dangerous for humans. These Posi-Track "robots" have also been deployed to the Middle East to disarm large threats (such as bomb-laden trucks) that may appear outside of bases. In the future, Posi-Tracks may be used to locate and disarm anti-personnel landmines.

     -- Ski Resorts -- Posi-Tracks are ideal for snow blowing and general maintenance. Unlike wheeled work machines, they perform well in the snow. And unlike steel-cleated tracked vehicles, they don't damage finished surfaces, such as parking lots and sidewalks.

     -- Vineyards -- Posi-Tracks are used at the Gallo wineries in California, where they can work between rows of grapevines without compacting the soil or creating damaging ruts.

     -- Hobby Farms/Ranches -- Posi-Tracks can be found dozing dirt on Ted Turner's ranches, planing trees in Mary Hart's backyard and maintaining the lawns at Pierre duPont's Longwood Gardens Estate.
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         Financials

     -- In late 1994, ASV conducted its IPO on the Nasdaq (symbol: ASVI) stock market with an initial offering of $3.25 a share. Since that time, ASV's stock has more than quintupled. ASV's analysts currently rate it a "strong buy."

     -- Including second quarter 1998 results, ASV has reported 14 consecutive quarters of record sales.

     -- In 1997, ASV reported over $24.3 million in sales and more than $2.3 million in earnings. It was the fourth consecutive year ASV has doubled its yearly sales figures.

     -- Investors Business Daily has rated ASV the 11th fastest growing new issue in the U.S. since 1990 (1/20/98).

         For More Information

     -- Call 218-327-3434 to request ASV product brochures or annual reports. Or visit the ASV website at http://www.asvi.com.

     -- For financial information, check the following sources:
http://www.nasdaq.com or http://www.abcnews.com.

SOURCE ASV Inc.

     -0-                                               10/13/98

     /EDITOR'S NOTE: Please see announcement released by Caterpillar regarding this agreement/
     /CONTACT: Gary Lemke of ASV Inc., 218-327-3434. or Stephen Dupont of Carmichael Lynch Spong, 612-334-6235, sdupont@clynch.com. for ASV Inc./
     /Photo: http://www.newscom.com/cgi-bin/prnh/19981013/MNW004
http://www.newscom.com/cgi-bin/prnh/19981013/MNW004-b or NewsCom, 213-237-5431; AP PhotoExpress Network, PRN6; PRN7; PressLink Online, 800-888-6195/
     /Web site: http://www.asvi.com/
     (ASVI CAT)